1999 RESTATED BYLAWS

                                       OF

                       HOLLYWOOD ENTERTAINMENT CORPORATION


                                    ARTICLE I

                              SHAREHOLDERS MEETINGS

     1.1 Annual Meeting. The annual meeting of the shareholders shall be held on the fourth Thursday in May of each year at 9 a.m., unless a different date or time is fixed by the Board of Directors and stated in the notice of the meeting.

     1.2 Special Meetings. Special meetings of the shareholders, for any purposes, unless otherwise prescribed by statute, may be called by the Board of Directors. The Board of Directors shall have the sole power to determine the place, time and date for any special meeting of shareholders and to set a record date for the determination of shareholders entitled to vote at the meeting.

     1.3 Place of Meetings. Meetings of the shareholders shall be held at any place in or out of Oregon designated by the Board of Directors.

     1.4 Meeting by Telephone Conference. Shareholders may participate in an annual or special meeting by, or conduct the meeting through, use of any means of communications by which all shareholders participating may simultaneously hear each other during the meeting, except that no meeting for which a written notice is sent to shareholders may be conducted by this means unless the notice states that participation in this manner is permitted and describes how any shareholder desiring to participate in this manner may notify the Corporation.

     1.5 Notice of Shareholder Business and Nominations.

     (a) Annual Meetings of Shareholders.

          (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders only (i) pursuant to the Corporation's notice of meeting or any supplement thereto, (ii) by or at the direction of the Board of Directors or (iii) by any shareholder of the Corporation who (A) was a shareholder of record of the Corporation when the notice provided for in this Section 1.5 is delivered to the Secretary of the Corporation, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in subparagraphs (2) and (3) of this paragraph (a) in this Section 1.5.

          (2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of paragraph (a)(1) of this Section 1.5, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for shareholder action as determined by the Board of Directors. To be timely, a notice shall be delivered to the Secretary at the principal executive offices of the Corporation at least 90 days, and no earlier than 120 days, before the first anniversary of the date of the proxy statement for the preceding year's annual meeting (provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date, notice by the shareholder must be delivered no earlier than 120 days before the annual meeting and no later than the later of 90 days before the annual meeting or 10 days following the day on which public announcement of the date of the meeting is first made by the Corporation). The public announcement of an adjournment or postponement of an annual meeting of shareholders shall not commence a new time period (or extend any time period) for the giving of a shareholder's notice as described above. The shareholder's notice shall set forth the information required by paragraph (c) of this Section 1.5.

          (3) Notwithstanding anything in the second sentence of paragraph
(a)(2) of this Section 1.5 to the contrary, if the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this Section 1.5 shall also be considered timely, but only with respect to nominees for any new positions created by the increase, if it is delivered to the Secretary at the principal executive offices of the Corporation not later than 10 days following the day on which the public announcement is first made by the Corporation.

     (b) Special Meetings of Shareholders.

          (1) The only business that may be conducted at a special meeting of shareholders is the business described in the Corporation's notice of meeting. If directors are to be elected at a special meeting, nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders only (i) by or at the direction of the Board of Directors or the Chairman of the Board or (ii) by any shareholder of the Corporation who (A) is a shareholder of record at the time the notice provided for in this Section 1.5(b) is delivered to the Secretary of the Corporation, (B) is entitled to vote at the special meeting and (C) complies with the notice procedures set forth in paragraph (b)(2) of this Section 1.5. If a special meeting of shareholders is called to elect one or more directors to the Board of Directors, any shareholder entitled to vote in the election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation's notice of meeting, if the shareholder's notice containing the information and as otherwise required by paragraph (b)(2) of this Section 1.5 is delivered to the Secretary at the principal executive offices of the Corporation not later than 10 days following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at the meeting. The public announcement of an adjournment or postponement of a special meeting shall not commence a new time period (or extend any time period) for the giving of a shareholder's notice as described above.

          (2) For nominations to be properly brought before a special meeting by a shareholder pursuant to clause (ii) of paragraph (b)(1) of this Section 1.5, the shareholder's notice must contain the information required by paragraph (c) of this Section 1.5. For any other business to be properly brought before a special meeting by a shareholder, the other business must be a proper matter for shareholder action and the shareholder's demand for the special meeting pursuant to the Oregon Business Corporation Act must contain the information required by paragraph (c) of this Section 1.5.

     (c) Information Required in Shareholder Notice. A shareholder notice given pursuant to paragraph (a) or (b) of this Section 1.5 shall contain the following information:

          (i) As to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (and be accompanied by such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

          (ii) as to any other business the shareholder proposes to bring before the special meeting, a brief description of the business desired to be brought before the special meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, if the business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting the business at the special meeting and any material interest in the business of such shareholder and any beneficial owner on whose behalf the proposal is made; and

          (iii) as to the shareholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made, (A) the name and address of the shareholder, as they appear on the Corporation's books, and of the beneficial owner, (B) the class and number of shares of capital stock of the Corporation which are owned beneficially and of record by the shareholder and the beneficial owner, (C) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at the special meeting and intends to appear in person or by proxy at the special meeting to propose such business or nomination, and (D) a representation as to whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends to
(1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise solicit proxies from shareholders in support of such proposal or nomination. The Corporation may require any proposed nominee to furnish any other information it reasonably requires to determine the eligibility of the proposed nominee to serve as a director of the Corporation

     (d) General.

          (1) Only persons nominated in accordance with the procedures set forth in this Section 1.5 shall be eligible to be elected at an annual or special meeting of shareholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this
Section 1.5. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty to (i) determine whether a nomination or any business proposed to be brought before an annual or special meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.5 and (ii) if any proposed nomination or business is not in compliance with this Section 1.5 (including whether the shareholder or any beneficial owner on whose behalf the nomination or proposal is made solicits (or is part of a group which solicits), or fails to so solicit (as the case may be), proxies in support of such shareholder's nominee or proposal in compliance with such shareholder's representation as required by clause (iii)(D) of Section (a)(2) or clause (iii)(D) of Section
(b)(2) of this Section 1.5), to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.

          (2) For purposes of this Section 1.5, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, PR Newswire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to
Section 13, 14 or 15(d) of the Exchange Act.

          (3) A shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.5. Nothing in this Section 1.5 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

     1.6 Conduct of Meetings.

     (a) Chairman of the Meeting. Meetings of shareholders shall be presided over by the Chief Executive Officer, if that position is filled, or, if there is no Chief Executive Officer, the President or, in any event, by another chairman designated by the Board of Directors. The date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting shall be determined by the chairman of the meeting and announced at the meeting.

     (b) Rules and Regulations. The Board of Directors may adopt by resolution any rules and regulations for the conduct of the meeting of shareholders as it deems appropriate. Except to the extent inconsistent with rules and regulations as adopted by the Board of Directors, the chairman of any meeting of shareholders shall have the exclusive right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of the chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or pro cedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting determines; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent otherwise determined by the Board of Directors or the chairman of the meeting, meetings of shareholders are not required to be held in accordance with the rules of parliamen tary procedure.

     (c) Adjournment. Any annual or special meeting of shareholders may be adjourned only by the chairman of the meeting from time to time to reconvene at the same or some other time, date and place, and notice need not be given of any such adjourned meeting if the time, date and place are announced at the meeting at which the adjournment occurs. The shareholders present at a meeting shall not have authority to adjourn the meeting. At the adjourned meeting at which a quorum is present, the shareholders may transact any business which might have been transacted at the original meeting. If after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

                                   ARTICLE II

                               BOARD OF DIRECTORS

     2.1 Number and Term. The number of directors of the Corporation shall be at least one and no more than eleven. Within this range, the number of directors when these Restated Bylaws are adopted shall be four, and the number of directors shall otherwise be determined from time to time by the Board of Directors.

     2.2 Regular Meetings. A regular meeting of the Board of Directors shall be held without notice other than this Bylaw immediately after, and at the same place as, the annual meeting of shareholders.

     2.3 Special Meetings. Special meetings of the Board of Directors may be called by the officer serving as chief executive officer of the Corporation or any two directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place in or out of Oregon as the place for holding any special meeting of the Board of Directors called by them.

     2.4 Notice. Notice of the date, time and place of any special meeting of the Board of Directors shall be given at least 24 hours prior to the meeting by notice communicated in person, by telephone, telegraph, teletype, fax, other form of wire or wireless communication, mail or private carrier. If written, notice shall be effective at the earliest of (a) when received, (b) three days after its deposit in the United States mail, as evidenced by the postmark, if mailed postpaid and correctly addressed, or (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested and the receipt is signed by or on behalf of the addressee. Notice by all other means shall be deemed effective when received by or on behalf of the director.

                                   ARTICLE III

                                    OFFICERS

     3.1 Appointment. The Board of Directors at its first meeting following its election each year shall appoint a President and a Secretary. The Board of Directors may appoint an officer with the title of Chief Executive Officer and any other officers, assistant officers and agents. The officer serving as the chief executive officer of the Corporation may appoint any other officer, assistant officer and agents, provided that any appointment of a chief financial officer or an officer at the level of senior vice-president or above shall be expressly conditioned upon approval by the Board of Directors or a committee of the board. Any two or more offices may be held by the same person.

     3.2 Compensation. The Corporation may pay its officers reasonable compensation for their services as fixed from time to time by the Board of Directors or by the person serving as the chief executive officer of the Corporation with respect to officers appointed by that person.

     3.3 Term. The term of office of all officers commences upon their appointment and continues until their successors are appointed or until their resignation or removal.

     3.4 Removal. Any officer or agent appointed by the Board of Directors or the officer serving as chief executive officer of the Corporation may be removed by the Board of Directors at any time with or without cause. Any officer or agent appointed by the officer serving as chief executive officer of the Corporation may be removed by that officer at any time with or without cause, provided that any removal of the chief financial officer or an officer at or above the level of senior vice president must be approved by the Board of Directors or a committee of the Board.

     3.5 Chief Executive Officer. Unless otherwise determined by the Board of Directors, the Chief Executive Officer, if an officer with that title is appointed, shall be the chief executive officer of the Corporation and, subject to the control of the Board of Directors, shall be responsible for the general operation of the Corporation. The Chief Executive Officer shall have any other duties and responsibilities prescribed by the Board of Directors. Unless otherwise determined by the Board of Directors, the Chief Executive Officer shall have authority to vote any shares of stock owned by the Corporation and to delegate this authority to any other officer.

     3.6 President. If no other officer is serving as the chief executive officer of the Corporation, the President shall be the chief executive officer of the Corporation and, subject to the control of the Board of Directors, shall be responsible for the general operation of the Corporation. The President shall have any other duties and responsibilities prescribed by the Board of Directors or by the officer designated as chief executive officer by the Board of Directors.

     3.7 Vice Presidents. Each Vice President shall perform duties and responsibilities prescribed by the Board of Directors or the officer serving as chief executive officer of the Corporation. The Board of Directors or the officer serving as chief executive officer of the Corporation may confer a special title upon a Vice President.

     3.8 Secretary. The Secretary shall record and keep the minutes of all meetings of the directors and shareholders in one or more books provided for that purpose and perform any duties prescribed by the Board of Directors or the officer serving as chief executive officer of the Corporation.

     3.9 Voting of Shares. The officer serving as the chief executive officer of the Corporation shall have authority to vote any shares of stock or other equity interests owned by the Corporation and to delegate this authority to any other officer.

                                   ARTICLE IV

                               ISSUANCE OF SHARES

     4.1 Adequacy of Consideration. The authorization by the Board of Directors of the issuance of shares for stated consideration shall evidence a determination by the Board that such consideration is adequate.

     4.2 Certificates for Shares. Certificates representing shares of the Corporation shall be signed, either manually or in facsimile, by two officers of the Corporation, at least one of whom shall be the officer serving as chief executive officer of the Corporation, the President or a Vice President.

                                    ARTICLE V

                                   AMENDMENTS

     These Bylaws may be amended or repealed and new Bylaws may be adopted by the Board of Directors or the shareholders of the Corporation.


                                       Adopted: April 12, 1999